Exhibit 99.1

News Release

Lockheed Martin Reports Second Quarter 2016 Results

•	Net sales of $12.9 billion
•	Net earnings of $1.0 billion, or $3.32 per share
•	Generated cash from operations of $1.5 billion
•	Returned $1.0 billion to stockholders, inclusive of $0.5 billion in share repurchases
•	Increases 2016 outlook for sales, operating profit, earnings per share and cash from operations

BETHESDA, Md., July 19, 2016 – Lockheed Martin [NYSE: LMT] today reported second quarter 2016 net sales of $12.9 billion, compared to $11.6 billion in the second quarter of 2015. Net earnings in the second quarter of 2016 were $1.0 billion, or $3.32 per share, compared to $929 million, or $2.94 per share, in the second quarter of 2015. Cash from operations in the second quarter of 2016 was $1.5 billion, compared to $1.3 billion in the second quarter of 2015.

“The Corporation achieved exceptional operational and financial results in the second quarter,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson.  “Our strong performance enabled us to increase our financial guidance for sales, profit, earnings per share and cash from operations, and positions the company to deliver more value to our customers and shareholders.”

Summary Financial Results

The following table presents the Corporation’s summary financial results.

(in millions, except per share data)	Quarters Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net sales	$12,914	$11,643	$24,616	$21,754

Business segment operating profit	$1,424	$1,400	$2,647	$2,706
Unallocated items
FAS/CAS pension adjustment	243	120	489	239
Special item - severance charges	–	–	(99)	–
Other, net	(101)	(75)	(174)	(144)
Total unallocated items	142	45	216	95
Consolidated operating profit	$1,566	$1,445	$2,863	$2,801

Net earnings[1]	$1,021	$929	$1,919	$1,807

Diluted earnings per share[1]	$3.32	$2.94	$6.23	$5.68

Cash from operations[1]	$1,473	$1,263	$3,140	$2,220

[1]	In the second quarter of 2016, the Corporation adopted a new accounting standard issued by the Financial Accounting Standards Board for employee share-based payment awards and reported the impacts as though the standard had been adopted on Jan. 1, 2016. Accordingly, the Corporation recognized additional income tax benefits as an increase to net earnings and operating cash flows of $11 million ($0.04 per share) and $115 million ($0.37 per share) in the quarter and six months ended June 26, 2016. The adjustments for the second quarter of 2016 include only the quarterly impacts, whereas the adjustments for the first six months of 2016 include the second quarter impacts and the reclassification of income tax benefits of $104 million originally recognized in additional paid-in capital and cash flows from financing activities in the first quarter of 2016. The new accounting standard did not impact any periods prior to Jan. 1, 2016.

2

2016 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures and changes in law until such items have been consummated or enacted. Accordingly, the Corporation’s outlook for 2016 reflects a full year of operations of the Information Systems & Global Solutions (IS&GS) business as the transaction to separate and merge the IS&GS business with Leidos Holdings, Inc. is expected to close in the third quarter of 2016. The outlook for 2016 will be updated to exclude the IS&GS business when and if the transaction closes. For additional factors that may impact the Corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

(in millions, except per share data)	Current Outlook	April Outlook

Net sales	$50,000 – $51,500	$49,600 – $51,100

Business segment operating profit	$5,150 – $5,300	$5,025 – $5,175
FAS/CAS pension adjustment	~975	~975
Special item – severance charges	~(100)	~(100)
Other, net	~(300)	~(275)
Consolidated operating profit	$5,725 – $5,875	$5,625 – $5,775

Diluted earnings per share	$12.15 – $12.45	$11.50 – $11.80

Cash from operations	≥ $5,500	≥ $5,400

The Corporation may determine to fund customer programs itself pending government appropriations. If the Corporation incurs costs in excess of funds obligated on a contract, it may be at risk for reimbursement of the excess costs. In 2014 and 2015, the Corporation received customer authorization and initial funding to begin producing F-35 aircraft to be acquired under low-rate initial production (LRIP) 9 and 10 contracts, respectively. The Corporation continues to negotiate these contracts with its customer. Throughout the negotiation process, the Corporation has incurred costs in excess of funds obligated and has provided multiple notifications to its customer that current funding is insufficient to cover the production process. Despite not yet receiving additional funding, the Corporation continued work in an effort to meet the customer’s desired aircraft delivery dates. As a result, as of June 26, 2016, the Corporation has approximately $900 million of potential cash exposure and $3.0 billion in termination liability exposure related to the F-35 LRIP 9 and 10 contracts. The Corporation is currently negotiating final contract terms with its customer and expects to receive additional funding by the end of 2016.

3

Cash Deployment Activities

The Corporation’s cash deployment activities in the second quarter of 2016 consisted of the following:

•	repurchasing 2.1 million shares for $501 million, compared to 4.9 million shares for $937 million in the second quarter of 2015;
•	paying cash dividends of $501 million, compared to $467 million in the second quarter of 2015;
•	repaying $452 million of long-term notes upon scheduled maturity, compared to no repayments in the second quarter of 2015; and
•	making capital expenditures of $235 million, compared to $191 million in the second quarter of 2015.

Segment Results

We operate in five business segments: Aeronautics, IS&GS, Missiles and Fire Control (MFC), Mission Systems and Training (MST) and Space Systems. We organize our business segments based on the nature of the products and services offered. During the fourth quarter of 2015, we realigned certain programs among our business segments. The amounts, discussion and presentation of our business segments for all periods presented in this news release reflect the program realignment. Additionally, the results of our MST business segment include the operations of Sikorsky since its November 6, 2015 acquisition date. Accordingly, the results of Sikorsky operations are included in our business segment results of operations for the quarter ended June 26, 2016 but not for the quarter ended June 28, 2015.

Operating profit of the business segments includes the Corporation’s share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the Corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee. Operating profit of the Corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with U.S. generally accepted accounting principles (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and certain asset impairments; gains or losses from divestitures; the effects of certain legal settlements; corporate costs not allocated to the Corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated

4

total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margin may also be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of assets. The following table presents summary operating results of the Corporation’s five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net sales
Aeronautics	$4,375	$4,131	$8,174	$7,265
Information Systems & Global Solutions	1,337	1,408	2,671	2,798
Missiles and Fire Control	1,680	1,649	3,114	3,032
Mission Systems and Training	3,303	2,165	6,307	4,144
Space Systems	2,219	2,290	4,350	4,515
Total net sales	$12,914	$11,643	$24,616	$21,754

Operating profit
Aeronautics	$478	$444	$898	$815
Information Systems & Global Solutions	151	107	260	252
Missiles and Fire Control	253	293	474	579
Mission Systems and Training	202	262	431	442
Space Systems	340	294	584	618
Total business segment operating profit	1,424	1,400	2,647	2,706
Unallocated items
FAS/CAS pension adjustment	243	120	489	239
Special item - severance charges	–	–	(99)	–
Other, net	(101)	(75)	(174)	(144)
Total unallocated items	142	45	216	95
Total consolidated operating profit	$1,566	$1,445	$2,863	$2,801

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other matters, represented approximately 31 percent of total segment operating profit in the second quarter of 2016, compared to approximately 39 percent in the second quarter of 2015.

5

Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net sales	$4,375	$4,131	$8,174	$7,265
Operating profit	$478	$444	$898	$815
Operating margin	10.9%	10.7%	11.0%	11.2%

Aeronautics’ net sales in the second quarter of 2016 increased $244 million, or 6 percent, compared to the same period in 2015. The increase was primarily attributable to higher net sales of approximately $390 million for the F-35 program due to increased volume on aircraft production and sustainment activities. This increase was partially offset by lower net sales of approximately $180 million for the C-5 program due to decreased deliveries (two aircraft delivered in the second quarter of 2016 compared to four delivered in the same period in 2015) and sustainment activities.

Aeronautics’ operating profit in the second quarter of 2016 increased $34 million, or 8 percent, compared to the same period in 2015. Operating profit increased approximately $60 million for the F-35 program due to increased volume and sustainment activities and higher risk retirements. This increase was partially offset by lower operating profit of approximately $25 million on various programs, primarily due to lower risk retirements and decreased volume. Adjustments not related to volume, including net profit booking rate adjustments, were approximately $25 million lower in the second quarter of 2016 compared to the same period in 2015.

6

Information Systems & Global Solutions

(in millions)	Quarters Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net sales	$1,337	$1,408	$2,671	$2,798
Operating profit	$151	$107	$260	$252
Operating margin	11.3%	7.6%	9.7%	9.0%

IS&GS’ net sales in the second quarter of 2016 decreased $71 million, or 5 percent, compared to the same period in 2015. The decrease was attributable to lower net sales of approximately $50 million as a result of the completion of certain programs to provide IT solutions to U.S. defense and intelligence agencies (including the U.S. Army Corps of Engineers (ACE) IT program) and increased competition, coupled with the fragmentation of existing large contracts into multiple smaller contracts that are awarded primarily on the basis of price when re-competed; and approximately $20 million due to lower volume, primarily as a result of schedule delays caused by development issues on a large international data center migration and consolidation program due to unanticipated challenges in application remediation and data center migration activities.

IS&GS’ operating profit in the second quarter of 2016 increased $44 million, or 41 percent, compared to the same period in 2015. The increase was primarily attributable to higher operating profit of approximately $40 million due to contract close-out activities and completion of various programs and, to a lesser extent, improved program performance; and approximately $20 million due to reserves recorded in the second quarter of 2015 that were not repeated in the second quarter of 2016. These increases were partially offset by lower operating profit of approximately $15 million as a result of the development issues on the international data center migration and consolidation program described above. Adjustments not related to volume, including net profit booking rate adjustments, were approximately $55 million higher in the second quarter of 2016 compared to the same period in 2015.

7

Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net sales	$1,680	$1,649	$3,114	$3,032
Operating profit	$253	$293	$474	$579
Operating margin	15.1%	17.8%	15.2%	19.1%

MFC’s net sales in the second quarter of 2016 increased $31 million, or 2 percent, compared to the same period in 2015. The increase was attributable to higher net sales of approximately $60 million for fire control programs due to increased deliveries (including SNIPER® and Special Operations Forces Contractor Logistics Support Services (SOF CLSS)); and approximately $35 million for air and missile defense programs (primarily Patriot Advanced Capability-3 (PAC-3) due to increased deliveries). This increase was partially offset by lower net sales of approximately $45 million for tactical missiles programs due to fewer deliveries (primarily Guided Multiple Launch Rocket Systems (GMLRS)); and approximately $20 million for various other programs due to lower volume.

MFC’s operating profit in the second quarter of 2016 decreased $40 million, or 14 percent, compared to the same period in 2015. The decrease was attributable to lower operating profit of approximately $15 million for air and missile defense programs primarily due to a reserve for contractual matters, lower risk retirements and contract mix; approximately $15 million for tactical missile programs, primarily due to lower risk retirements on various programs and fewer deliveries (primarily GMLRS); and approximately $10 million for fire control programs, primarily due to lower risk retirements (Apache) and program mix. Adjustments not related to volume, including net profit booking rate adjustments, were approximately $35 million lower in the second quarter of 2016 compared to the same period in 2015.

8

Mission Systems and Training

(in millions)	Quarters Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net sales	$3,303	$2,165	$6,307	$4,144
Operating profit	$202	$262	$431	$442
Operating margin	6.1%	12.1%	6.8%	10.7%

MST’s net sales in the second quarter of 2016 increased $1.1 billion, or 53 percent, compared to the same period in 2015. The increase was primarily attributable to net sales of approximately $1.2 billion from Sikorsky, net of adjustments required to account for the acquisition of this business which occurred in the fourth quarter of 2015. This increase was partially offset by lower net sales of approximately $60 million for various programs, primarily due to decreased volume.

MST’s operating profit in the second quarter of 2016 decreased $60 million, or 23 percent, compared to the same period in 2015. The decrease was primarily attributable to lower operating profit of approximately $30 million from undersea systems programs, which includes a reserve for performance matters on an international program and lower risk retirements; and due to an operating loss of approximately $30 million from Sikorsky due primarily to intangible amortization and adjustments required to account for the acquisition of this business. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $35 million lower in the second quarter of 2016 compared to the same period in 2015.

9

Space Systems

(in millions)	Quarters Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net sales	$2,219	$2,290	$4,350	$4,515
Operating profit	$340	$294	$584	$618
Operating margin	15.3%	12.8%	13.4%	13.7%

Space Systems’ net sales in the second quarter of 2016 decreased $71 million, or 3 percent, compared to the same period in 2015. The decrease was primarily attributable to lower net sales of approximately $115 million for government satellite programs due to decreased volume (primarily Space Based Infrared System (SBIRS), Advanced Extremely High Frequency (AEHF) and Mobile User Objective System (MUOS)). This decrease was partially offset by higher net sales of approximately $40 million for strategic and defensive missile systems due to increased volume.

Space Systems’ operating profit in the second quarter of 2016 increased $46 million, or 16 percent, compared to the same period in 2015. The increase was primarily attributable to approximately $80 million of increased equity earnings in joint ventures (primarily ULA). This increase was partially offset by lower operating profit of approximately $20 million for government satellite programs due primarily to lower risk retirements (SBIRS and MUOS); and approximately $20 million for commercial satellite programs due primarily to performance matters on certain programs. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $75 million lower in the second quarter of 2016 compared to the same period in 2015.

Total equity earnings recognized by Space Systems (primarily ULA) represented approximately $120 million, or 35 percent, of this business segment’s operating profit in the second quarter of 2016, compared to approximately $40 million, or 14 percent, in the second quarter of 2015.

10

Income Taxes

The Corporation’s effective income tax rate was 27.1 percent in the second quarter of 2016, compared to 30.8 percent in the second quarter of 2015. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature. The rate in the second quarter of 2016 also benefited from the research and development tax credit, which was permanently extended and reinstated in the fourth quarter of 2015, and from the additional tax benefits related to employee share-based payment awards which are now recorded as income tax benefit or expense in earnings effective with the adoption of an accounting standard update in the second quarter of 2016. The Corporation early adopted the accounting standard update during the second quarter of 2016 and was therefore required to report the impacts as though the accounting standard update had been adopted on Jan. 1, 2016. Accordingly, the Corporation recognized additional income tax benefits of $11 million and $115 million during the quarter and six months ended June 26, 2016. The adjustments for the second quarter include only the quarterly impacts, whereas the adjustments for the first six months of 2016 include the second quarter impacts and the reclassification of income tax benefits of $104 million originally recognized in additional paid-in capital in the first quarter of 2016.

Conference Call Information

Lockheed Martin will webcast live its second quarter 2016 earnings results conference call (listen-only mode) on Tuesday, July 19, 2016, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 125,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

#   #   #

Media Contact:

Bill Phelps, director, Media Relations, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:

Jerry Kircher, vice president, Investor Relations, 301-897-6584; jerry.f.kircher@lmco.com

Greg Gardner, director, Investor Relations, 301-897-6455; greg.m.gardner@lmco.com

11

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the Corporation’s reliance on contracts with the U.S. Government, all of which are conditioned upon the availability of funding;
•	declining budgets; affordability initiatives; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration;
•	risks related to the development, production, performance, schedule, cost and requirements of complex and technologically advanced programs including the Corporation’s largest, the F-35 program;
•	economic, industry, business and political conditions (domestic and international) including their effects on governmental policy;
•	the Corporation’s success in growing international sales and expanding into adjacent markets and risks associated with doing business in new markets and internationally;
•	the competitive environment for the Corporation’s products and services, including increased market pressures in the Corporation’s services businesses, competition from outside the aerospace and defense industry, and increased bid protests;
•	planned production rates for significant programs and compliance with stringent performance and reliability standards;
•	the performance of key suppliers, teammates, ventures, venture partners, subcontractors and customers;
•	the timing and customer acceptance of product deliveries;
•	the Corporation’s ability to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
•	the impact of cyber or other security threats or other disruptions to the Corporation’s businesses;
•	the Corporation’s ability to implement capitalization changes such as share repurchase activity and pension funding or debt levels;
•	the Corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;
•	the accuracy of the Corporation’s estimates and projections;
•	risk of a future impairment of goodwill or other long-term assets;
•	movements in interest rates and other changes that may affect pension plan assumptions and actual returns on pension plan assets;
•	realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;

12

•	the ability to successfully integrate the Sikorsky business and realize synergies and other expected benefits of this acquisition, and the impact of oil and gas trends on financial performance;
•	adjustments required as a result of the ongoing purchase accounting analysis related to the Sikorsky acquisition;
•	risks related to the completion of the Corporation’s previously announced transaction with Leidos related to the Corporation’s IS&GS business segment, including anticipated timing; obtaining stockholder and regulatory approvals and anticipated tax treatment; the dependency of any split-off transaction on market conditions; and the value to be received in any split-off transaction and the amount of any potential decrease in outstanding shares or book gain;
•	the adequacy of the Corporation’s insurance and indemnities;
•	materials availability;
•	the effect of changes in (or interpretation of): legislation, regulation or policy, including those applicable to procurement (including competition from fewer and larger prime contractors), cost allowability or recovery, accounting, taxation, or export; and
•	the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the Corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the Securities and Exchange Commission (SEC) including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2015 and quarterly reports on Form 10-Q. The Corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

13

Lockheed Martin Corporation

Consolidated Statements of Earnings1

(unaudited; in millions, except per share data)

	Quarters Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015

Net sales	$12,914	$11,643	$24,616	$21,754
Cost of sales	(11,490)	(10,272)	(21,957)	(19,120)
Gross profit	1,424	1,371	2,659	2,634
Other income, net	142	74	204	167
Operating profit	1,566	1,445	2,863	2,801
Interest expense	(166)	(104)	(330)	(197)
Other non-operating income, net	-	2	1	5
Earnings before income taxes	1,400	1,343	2,534	2,609
Income tax expense	(379)	(414)	(615)	(802)

Net earnings[2]	$1,021	$929	$1,919	$1,807
Effective tax rate	27.1%	30.8%	24.3%	30.7%

Earnings per common share[2]
Basic	$3.37	$2.98	$6.32	$5.76
Diluted	$3.32	$2.94	$6.23	$5.68

Weighted average shares outstanding
Basic	303.1	312.0	303.8	313.7
Diluted	307.1	316.1	307.9	318.2

Common shares reported in stockholders' equity at end of period			301	309

[1]	The Corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 26 for the second quarter of 2016 and June 28 for the second quarter of 2015. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

[2]	In the second quarter of 2016, the Corporation adopted a new accounting standard issued by the Financial Accounting Standards Board for employee share-based payment awards and reported the impacts as though the standard had been adopted on Jan. 1, 2016. Accordingly, the Corporation recognized additional income tax benefits as an increase to net earnings and operating cash flows of $11 million ($0.04 per share) and $115 million ($0.37 per share) in the quarter and six months ended June 26, 2016. The adjustments for the second quarter of 2016 include only the quarterly impacts, whereas the adjustments for the first six months of 2016 include the second quarter impacts and the reclassification of income tax benefits of $104 million originally recognized in additional paid-in capital and cash flows from financing activities in the first quarter of 2016. The new accounting standard did not impact any periods prior to Jan. 1, 2016.

14

Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended				Six Months Ended
	June 26, 2016	June 28, 2015	% Change		June 26, 2016	June 28, 2015	% Change
Net sales
Aeronautics	$4,375	$4,131	6%		$8,174	$7,265	13%
Information Systems & Global Solutions	1,337	1,408	(5	) %	2,671	2,798	(5	) %
Missiles and Fire Control	1,680	1,649	2%		3,114	3,032	3%
Mission Systems and Training	3,303	2,165	53%		6,307	4,144	52%
Space Systems	2,219	2,290	(3	) %	4,350	4,515	(4	) %
Total net sales	$12,914	$11,643	11%		$24,616	$21,754	13%

Operating profit
Aeronautics	$478	$444	8%		$898	$815	10%
Information Systems & Global Solutions	151	107	41%		260	252	3%
Missiles and Fire Control	253	293	(14	) %	474	579	(18	) %
Mission Systems and Training	202	262	(23	) %	431	442	(2	) %
Space Systems	340	294	16%		584	618	(6	) %
Total business segment operating profit	1,424	1,400	2%		2,647	2,706	(2	) %
Unallocated items
FAS/CAS pension adjustment	243	120			489	239
Other, net	(101)	(75)			(273)	(144)
Total unallocated items	142	45			216	95
Total consolidated operating profit	$1,566	$1,445	8%		$2,863	$2,801	2%

Operating margins
Aeronautics	10.9%	10.7%			11.0%	11.2%
Information Systems & Global Solutions	11.3%	7.6%			9.7%	9.0%
Missiles and Fire Control	15.1%	17.8%			15.2%	19.1%
Mission Systems and Training	6.1%	12.1%			6.8%	10.7%
Space Systems	15.3%	12.8%			13.4%	13.7%
Total business segment operating margins	11.0%	12.0%			10.8%	12.4%

Total consolidated operating margins	12.1%	12.4%			11.6%	12.9%

15

Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	June 26, 2016	December 31, 2015¹
Assets
Current assets
Cash and cash equivalents	$1,269	$1,090
Receivables, net	9,275	8,061
Inventories, net	5,136	4,962
Other current assets	393	460
Total current assets	16,073	14,573

Property, plant and equipment, net	5,438	5,490
Goodwill	13,621	13,576
Intangible assets, net	4,051	4,147
Deferred income taxes	5,830	5,931
Other noncurrent assets	5,395	5,411
Total assets	$50,408	$49,128

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,778	$1,974
Customer advances and amounts in excess of costs incurred	7,236	6,988
Salaries, benefits and payroll taxes	2,012	1,916
Current maturities of long-term debt	502	956
Other current liabilities	3,067	2,085
Total current liabilities	15,595	13,919

Long-term debt, net	14,307	14,305
Accrued pension liabilities	11,816	11,807
Other postretirement benefit liabilities	1,073	1,070
Other noncurrent liabilities	4,620	4,930
Total liabilities	47,411	46,031

Stockholders' equity
Common stock, $1 par value per share	301	303
Additional paid-in capital	-	-
Retained earnings	13,800	14,238
Accumulated other comprehensive loss	(11,104)	(11,444)
Total stockholders' equity	2,997	3,097
Total liabilities and stockholders' equity	$50,408	$49,128

[1]	Certain prior period amounts have been reclassified to conform with current period presentation.

16

Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Six Months Ended
	June 26, 2016	June 28, 2015

Operating activities
Net earnings	$1,919	$1,807
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	593	490
Stock-based compensation	97	89
Severance charges	99	-
Changes in assets and liabilities
Receivables, net	(1,214)	(1,183)
Inventories, net	(233)	(154)
Accounts payable	806	453
Customer advances and amounts in excess of costs incurred	239	(211)
Postretirement benefit plans	515	580
Income taxes	237	471
Other, net	82	(122)
Net cash provided by operating activities	3,140	2,220

Investing activities
Capital expenditures	(386)	(309)
Other, net	59	91
Net cash used for investing activities	(327)	(218)

Financing activities
Issuance of long-term debt, net of related costs	-	2,213
Repayments of long-term debt	(452)	-
Repurchases of common stock	(1,002)	(1,541)
Dividends paid	(1,034)	(965)
Proceeds from stock option exercises	53	84
Other, net	(199)	(37)
Net cash used for financing activities	(2,634)	(246)

Net change in cash and cash equivalents	179	1,756
Cash and cash equivalents at beginning of period	1,090	1,446
Cash and cash equivalents at end of period	$1,269	$3,202

17

Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2015	$303	$-	$14,238	$(11,444)	$3,097
Net earnings	-	-	1,919	-	1,919
Other comprehensive income, net of tax[1]	-	-	-	340	340
Repurchases of common stock	(5)	(159)	(838)	-	(1,002)
Dividends declared[2]	-	-	(1,519)	-	(1,519)
Stock-based awards and ESOP activity	3	159	-	-	162
Balance at June 26, 2016	$301	$-	$13,800	$(11,104)	$2,997

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to postretirement benefit plans.

[2]	Represents dividends of $1.65 per share declared during the first, second and third quarter of 2016.

18

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

	June 26, 2016	Dec. 31, 2015
Backlog
Aeronautics	$28,800	$31,800
Information Systems & Global Solutions	4,300	4,800
Missiles and Fire Control	15,300	15,500
Mission Systems and Training	29,500	30,100
Space Systems	18,500	17,400
Total backlog	$96,400	$99,600

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
F-16	3	3	5	6
F-35	14	11	20	19
C-130J	6	6	12	10
C-5	2	4	4	5

19